As filed with the Securities and Exchange Commission on November 16, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTWOOD ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3980449
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1166 Avenue of the Americas, 10th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Westwood One, Inc. 2010 Equity Compensation Plan
(f/k/a Westwood One, Inc. 2005 Equity Compensation Plan)
(Full Title of the Plan)

David Hillman General Counsel Westwood One, Inc. 1166 Avenue of the Americas, 10th Floor New York, New York 10036 (Name and Address of Agent for Service)	Copy to: Andrea S. Rattner, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000

(212) 641-2000 (Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount
Title Of Each Class Of Securities	Amount To Be	Offering Price	Aggregate	Of
To Be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	2,604,000	$9.83 (2)	$25,597,320 (2)	$1,825

(1)
Represents the additional number of shares of common stock, par value $.01 per share (“Common Stock”) of Westwood One, Inc. (the “Company” or the “Registrant”) that may be granted under the Westwood One, Inc. 2010 Equity Compensation Plan (the “Plan”), as amended and restated effective February 12, 2010 (f/k/a the Westwood One, Inc. 2005 Equity Compensation Plan).

(2)
Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock on November 9, 2010, as reported on the New York Stock Exchange.

(3)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 2,604,000 shares of Common Stock under the Plan. A Registration Statement on Form S-8 has previously been filed on September 16, 2005 (Registration No. 333-128362) for the existing securities under the Plan.

Explanatory Note
Pursuant to General Instruction E of Form S-8, the Registrant hereby makes the following statement:
This Registration Statement on Form S-8 is filed by the Registrant to register an additional 2,604,000 shares of Common Stock (the “Additional Shares”) that may be awarded pursuant to the amendment and restatement of the Westwood One, Inc. 2005 Equity Compensation Plan (the “2005 Plan”) approved by the Registrant’s Board of Directors effective as of February 12, 2010, and authorized by the stockholders of the Registrant on July 30, 2010 (the “Restatement”). The 2005 Plan was renamed pursuant to the Restatement as the Westwood One, Inc. 2010 Equity Compensation Plan (the “Plan”). The Additional Shares are in addition to the 46,000 shares of Common Stock (after giving effect to the Registrant’s 200 to 1 reverse stock split that occurred on August 3, 2009) which were previously registered with respect to the 2005 Plan pursuant to the Registration Statement on Form S-8 (Commission File No. 333-128362) filed on September 16, 2005 (the “Prior Registration Statement”) and increase the aggregate number of shares of Common Stock that may be awarded under the Plan to 2,650,000. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by Westwood One, Inc. (the “Company” or the “Registrant”), are incorporated by reference herein:
(a)
the Company’s Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the Commission on March 31, 2010 and April 30, 2010, respectively;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the Commission on May 17, 2010;
(c)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the Commission on August 19, 2010;
(d)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed with the Commission on November 15, 2010;
(e)
the Current Reports on Form 8-K, filed with the Commission on January 6, 2010, March 31, 2010 (with respect to information disclosed under Item 1.01), August 3, 2010, September 2, 2010, September 13, 2010 and October 5, 2010; and

(f)	the description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, dated November 17, 2009.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Registrant’s Certificate of Incorporation contains a provision eliminating the liability of a director to the Registrant and its stockholders for monetary damages for breaches of fiduciary duty as a director. However, neither the DGCL nor the Registrant’s Certificate of Incorporation currently allows such provision to limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of dividends, stock purchases or redemptions that violate the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
The Registrant’s amended and restated bylaws as currently in effect, or the Bylaws, provide that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and the Certificate of Incorporation, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right to indemnification conferred by the Bylaws shall include the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant under the Bylaws.
The Bylaws also provide that, to the extent authorized from time to time by the Board of Directors, the Registrant may provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred in the Bylaws to directors and officers of the Registrant and that the rights to indemnification and to the advancement of expenses conferred in Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
Under the Bylaws, any repeal or modification of the provisions of the Bylaws relating to indemnification by the stockholders of the Registrant shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Registrant existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, dated November 17, 2009, is incorporated herein by reference.

4.2	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008).

4.3
Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009).

4.4	Amended and Restated Bylaws of the Registrant adopted on April 23, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the Commission on April 27, 2009).

5.1	Opinion of David Hillman, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of David Hillman, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 16th day of November, 2010.

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman, Esq.
	Title:	Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint David Hillman, Esq. and Melissa Garza, Esq., such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Westwood One, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark Stone Mark Stone	Chairman of the Board	November 16, 2010

/s/ Roderick M. Sherwood III Roderick M. Sherwood III	President (Principal Executive Officer) and Chief Financial Officer	November 16, 2010

/s/ Edward Mammone Edward Mammone	Principal Accounting Officer	November 16, 2010

/s/ Gregory L. Bestick Gregory L. Bestick	Director	November 16, 2010

/s/ Andrew P. Bronstein Andrew P. Bronstein	Director	November 16, 2010

/s/ Jonathan I. Gimbel Jonathan I. Gimbel	Director	November 16, 2010

Signature	Title	Date

/s/ Scott M. Honour Scott M. Honour	Director	November 16, 2010

/s/ Michael F. Nold Michael F. Nold	Director	November 16, 2010

/s/ Emanuel Nunez Emanuel Nunez	Director	November 16, 2010

/s/ H. Melvin Ming H. Melvin Ming	Director	November 16, 2010

/s/ Joseph P. Page Joseph P. Page	Director	November 16, 2010

/s/ Ronald W. Wuensch Ronald W. Wuensch	Director	November 16, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, dated November 17, 2009, is incorporated herein by reference.

4.2	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008).

4.3
Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009).

4.4	Amended and Restated Bylaws of the Registrant adopted on April 23, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the Commission on April 27, 2009).

5.1	Opinion of David Hillman, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of David Hillman, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.